Exhibit 10.2

Private and Confidential

AMENDED AND RESTATED STOCKHOLDER SUPPORT AGREEMENT

by and among

CF FINANCE ACQUISITION CORP. III,

AEYE, INC.

and certain

STOCKHOLDERS OF AEYE, INC.

Dated as of April 30, 2021

AMENDED AND RESTATED STOCKHOLDER SUPPORT AGREEMENT

This AMENDED AND RESTATED STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 30, 2021 by and among the persons identified on Schedule I hereto (each, a “Stockholder” and collectively the “Stockholders”), CF Finance Acquisition Corp. III, a Delaware corporation (“Acquiror”), and AEye, Inc., a Delaware corporation (the “Company”) and amends and restates that certain Stockholder Support Agreement previously entered into by such parties as of February 17, 2021 (the “Prior Agreement”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the February 17, 2021 (as amended as of the date hereof and from time to time, the “Merger Agreement”) by and among Acquiror, Meliora Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and the Company.

WHEREAS, each Stockholder owns the number and class(es) of shares of Company Capital Stock, par value $0.00001 per share of the Company set forth next to the name of such Stockholder on Schedule I (collectively, together with all other securities of the Company that such Stockholder purchases or otherwise acquires beneficial or record ownership of or becomes entitled to vote during the Restricted Period (as defined below), including by reason of any stock split, stock dividend, distribution, reclassification, recapitalization, conversion or other transaction, or pursuant to the vesting of restricted stock units or the exercise of options or warrants to purchase such shares or rights, the “Stockholder Shares”);

WHEREAS, on February 17, 2021, Acquiror, Merger Sub and the Company entered into the Merger Agreement, pursuant to which, upon the consummation of the transactions contemplated thereby, among other matters, Merger Sub will merge with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of Acquiror) upon the terms and subject to the conditions set forth therein and the Prior Agreement (the “Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Merger Sub, and the Company are entering into the Amendment to the Merger Agreement (the “Amendment”);

WHEREAS, the Board of Directors of the Company has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, obtaining the Company Written Consent is a condition precedent to the consummation of the Merger;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into the Amendment, Acquiror has required each Stockholder to enter into this Agreement and a Lock-Up Agreement, dated February 17, 2021 (the “Lock-Up Agreement”); and

WHEREAS, in accordance with Section 7.5 of the Prior Agreement, the parties hereto desire to amend and restate the Prior Agreement as provided in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree to amend and restate the Prior Agreement as follows:

Section 1 Covenants of the Stockholders.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms (such period, the “Restricted Period”), each Stockholder, severally and not jointly, hereby agrees, provided that no changes are made to the Merger Agreement or Ancillary Agreements after the date of this Agreement that are materially adverse to one or more of the Stockholders:

(i) (A) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, at which the Merger Agreement and other related agreements (or any amended version thereof) or such other related actions, are submitted for the consideration of the stockholders of the Company, to vote, or to cause the voting of, the Stockholder Shares in favor of: (1) the approval and adoption of the Merger Agreement; and (2) the Merger and the other Transactions, including the Convertible Equity Conversion, and the Ancillary Agreements and all other agreements related to the Merger to which the Company or any of its Subsidiaries is a party; and (B) promptly, but in no event later than five (5) Business Days, after the registration statement filed with the SEC on Form S-4 is declared effective and the Company has furnished the Company Written Consent to such Stockholder, to execute and deliver the Company Written Consent and, if reasonably requested by Acquiror, to execute and deliver further written consents with respect to the Stockholder Shares approving any matter referred to in sub-clause (1) or (2) of the preceding clause (A); and

(ii)   (A) at each such meeting, and at any adjournment or postponement thereof, and in any such action by written consent, to vote, or to cause the voting of, the Stockholder Shares against (other than pursuant to, or in furtherance of, the Merger and the other Transactions): (1) any action, proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise adversely affect, the Merger, the Convertible Equity Conversion or any of the other Transactions, the Merger Agreement or any of the other agreements related to the Merger (including the Ancillary Agreements to which the Company or any of its Subsidiaries is a party) including: (aa) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (bb) a sale, lease or transfer of any material asset of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries (other than the Merger); (cc) an election of new members to the Company Board, other than nominees to the Company Board approved in writing by Acquiror or pursuant to Section 1.4 of the Voting Agreement; (dd) any change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the Company’s certificate of incorporation or bylaws or the organizational documents of any Subsidiary of the Company (other than as expressly contemplated in or permitted by the Merger Agreement or the Ancillary Agreements), except if approved in writing by Acquiror; (ee) any other change in the corporate structure (other than the Merger) or fundamental change to the business of the Company or any of its Subsidiaries, except if approved in writing by Acquiror; or (ff) the execution of any convertible debt or equity agreements, subscription agreements or other similar agreements with respect to equity or other securities in the Company or any of its Subsidiaries; (2) any Acquisition Proposal or Alternative Transaction and any action required or desirable in furtherance thereof or any other transaction, proposal, agreement or action made in opposition to the adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions (or with the Ancillary Agreements to which the Company or any of its Subsidiaries is a party); (3) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement; (4) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VIII of the Merger Agreement not being fulfilled and (5) any action that would preclude Acquiror from filing with the SEC a registration statement on Form S-4 as contemplated by the Merger Agreement; and (B) not to approve or otherwise consent to any matter referred to in any of sub-clauses (1) through (5) of the preceding clause (A) by written consent.

Notwithstanding anything to the contrary in this Section 1(a), this Section 1(a) shall not apply to (i) any proposal submitted to any of the Stockholders holding the number of shares of Company Capital Stock required by the terms of Section 280G(b)(5)(B) of the Code, whether at a meeting or in an action by written consent, to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits provided pursuant to any employee benefit plan or other Company Contracts (as defined below) that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code or (ii) any actions requested by or consented to by Acquiror.

(b) During the Restricted Period, each Stockholder shall not, and shall cause such Stockholder’s Affiliates not to, directly or indirectly, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any AEye Company to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any AEye Company in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into, or encourage any AEye Company to enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state in connection with an Acquisition Proposal or Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction.

(c) Each Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived, any rights to seek appraisal, rights of dissent or any similar rights in connection with the Merger Agreement, the Merger and the transactions contemplated thereby, including under Section 262 of the Delaware General Corporation Law (the “DGCL”), that such Stockholder may have with respect to the Stockholder Shares owned beneficially or of record by such Stockholder.

(d) Subject to and conditioned upon the Closing, each Stockholder hereby agrees that each of the following to which such Stockholder is a party shall terminate (provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company Capital Stock shall also terminate at such time), effective immediately prior to the Effective Time: (A) the IRA; (B) the ROFR Agreement; (C) the Voting Agreement; (D) the Side Letter(s); (E) any subscription or other purchase agreements relating to shares of Company Capital Stock; and (F) if applicable to any Stockholder, any rights under any agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial agreements, non-disclosure agreements, employment agreements, offer letters, advisor agreements, consulting agreements, indemnification agreements, invention assignment agreements or any other agreements providing the Company rights in intellectual property by and between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

(e) Each Stockholder hereby agrees that he, she or it shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the Merger Agreement, in substantially the form previously provided to the Stockholder as of the date of this Agreement, (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments, (iii) consent to the termination or amendment of such other agreement and (iv) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing all things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement (in substantially the form previously provided to the Stockholder as of the date of this Agreement), including the Merger.

Section 2 Irrevocable Proxy. Each Stockholder hereby revokes any proxies that such Stockholder has heretofore granted with respect to such Stockholder’s Stockholder Shares (other than pursuant to Section 5.2 of the Voting Agreement), hereby irrevocably constitutes and appoints Acquiror as attorney-in-fact and proxy for the purposes of complying with the obligations hereunder in accordance with the DGCL for and on such Stockholder’s behalf, for and in such Stockholder’s name, place and stead, in the event that such Stockholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Stockholder Shares of such Stockholder and grant all written consents thereto in each case in accordance with the provisions of Sections 1(a)(i) and (ii) and represent and otherwise act for such Stockholder in the same manner and with the same effect as if such Stockholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Stockholder that is an individual, as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 8.13. Each Stockholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by Acquiror of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable. Each Stockholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to Acquiror in this Agreement.

Section 3 Representations and Warranties of the Stockholders. Each Stockholder, represents and warrants to Acquiror, severally and not jointly, as follows:

3.1 Authorization. If such Stockholder is an individual, such Stockholder has all requisite capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is not an individual, such Stockholder (a) is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (c) the execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of any such Stockholder or such Stockholder’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due execution and delivery by Acquiror, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

3.2.	Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of such Stockholder.

(b) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of such Stockholder if such Stockholder is not an individual, (ii) conflict with or violate, in any respect, any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which any of such Stockholder’s properties or assets are bound or any Governmental Order or Law applicable to such Stockholder or such Stockholder’s properties or assets, or (iv) result in the creation of a Lien on any property or asset of such Stockholder, except in the case of clauses (ii) and (iv) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of such Stockholder to timely perform its obligations hereunder or consummate the transactions contemplated hereby. If such Stockholder is a married individual and is subject to community property laws, such Stockholder’s spouse has consented to this Agreement by having executed a spousal consent in the form attached hereto as Exhibit A.

3.3 Ownership of Stockholder Shares. Except to the extent that such Stockholder holds Shares as nominee, such Stockholder (a) is the sole record and beneficial owner of all of the Stockholder Shares listed next to the name of such Stockholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws), (b) has the sole voting power with respect to such Stockholder Shares and (c) has not entered into any voting agreement (other than this Agreement and the Voting Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to such Stockholder Shares (other than this Agreement and Section 5.2 of the Voting Agreement). Except as set forth on Schedule I, neither such Stockholder nor any family member of such Stockholder (if such Stockholder is an individual) nor any of the Affiliates of such Stockholder or of such family member of such Stockholder (or any trusts for the benefit of any of the foregoing) owns, of record or beneficially, or has the right to acquire any securities of the Company. As of the time of any meeting of the stockholders of the Company referred to in Section 1(a)(i) and with respect to any written consent of the stockholders of the Company referred to in clause (B) of each of Section 1(a)(i) or (ii), such Stockholder or such Stockholder’s Permitted Transferee (as defined hereinafter) will be the sole record and beneficial owner of all of the Stockholder Shares listed next to the name of such Stockholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws), except with respect to any Stockholder Shares transferred pursuant to a Permitted Transfer (as defined hereinafter).

3.4 Independent Advice. Such Stockholder has received a copy of and has reviewed the Merger Agreement and Lock-Up Agreement and has had an opportunity to discuss such agreements and this Agreement with legal, financial and tax advisors of his, her or its own choosing, and has had the opportunity to review such information regarding the Company as such Stockholder deems relevant or appropriate.

Section 4 No Transfers.

(a) Each Stockholder hereby agrees not to, during the Restricted Period, Transfer (as defined below), or cause to be Transferred, any Stockholder Shares, Company Options, Company RSUs or Company Warrants owned of record or beneficially by such Stockholder, or any voting rights with respect thereto (“Subject Securities”), or enter into any Contract with respect to conducting any such Transfer. Each Stockholder hereby authorizes Acquiror to direct the Company to impose stop, transfer or similar orders to prevent the Transfer of any Subject Securities on the books of the Company in violation of this Agreement. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Agreement shall be void ab initio and of no force or effect.

(b) “Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock, options or warrants or any interest (including any beneficial ownership interest) in any capital stock, options or warrants (including the right or power to vote any capital stock) or (ii) in respect of any capital stock, options or warrants or interest (including any beneficial ownership interest) in any capital stock, options or warrants to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, options or warrants and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock, options or warrants or interest (including any beneficial ownership interest) in capital stock, options or warrants whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise. A “Transfer” shall not include the transfer of Subject Securities by a Stockholder to such Stockholder’s estate, such Stockholder’s immediate family, to a trust for the benefit of such Stockholder’s family, upon the death of such Stockholder or to an Affiliate of such Stockholder (each such transferee a “Permitted Transferee” and each such transfer, a “Permitted Transfer”). As a condition to any Permitted Transfer, the applicable Permitted Transferee shall be required to become a party to this Agreement by signing a joinder agreement hereto in form and substance reasonably satisfactory to Acquiror (each a “Joinder”). References to “the parties hereto” and similar references shall be deemed to include any later party signing a Joinder.

(c) Each Stockholder hereby agrees not to, and not to permit any Person under such Stockholder’s control to deposit any of such Stockholder’s Stockholder Shares in a voting trust or subject any of the Stockholder Shares owned beneficially or of record by such Stockholder to any arrangement with respect to the voting of such Stockholder Shares other than agreements entered into with Acquiror or Merger Sub.

Section 5 Waiver and Release of Claims. Each Stockholder covenants and agrees, severally with respect to such Stockholder only and not with respect to any other Stockholder, as follows:

(a) Effective as of the Closing, subject to the limitations set forth in paragraph (c) below, each Stockholder, on behalf of such Stockholder and his, her or its Affiliates and his, her or its respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge each of the AEye Companies, Acquiror, Merger Sub, CF Finance Holdings III, LLC and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries and Affiliates, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”), arising out of or relating to the Stockholder’s capacity as a current or former stockholder of the Company or any of its predecessors.

(b) Each Stockholder acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of this Agreement, and that he, she or it may hereafter come to have a different understanding of the law that may apply to potential claims which he, she or it is releasing hereunder, but he, she or it affirms that, except as is otherwise specifically provided herein, it is his, her or its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each of the Stockholders acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Each Stockholder knowingly and voluntarily waives and releases any and all rights and benefits arising out of Stockholder’s capacity as a stockholder of the Company that he, she or it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Stockholder understands that Section 1542, or a comparable Law of another jurisdiction, gives such Stockholder the right not to release existing claims of which the Stockholder is not aware, unless the Stockholder voluntarily chooses to waive this right. Having been so apprised, each Stockholder nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable Law, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 5, in each case, effective at the Closing. Each Stockholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 5 and that, without such waiver, Acquiror would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, no Stockholder or any of its Affiliates releases or discharges, and each Stockholder expressly does not release or discharge, any Claims: (i) that arise under or are based upon the terms of the Merger Agreement, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; or (ii) for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation, indemnification agreement or bylaws of the Company or any of its Subsidiaries with respect to such Stockholder, any of its Affiliates or their respective designated members of the board of directors of the Company or any of its Subsidiaries solely to the extent set forth in Section 5.4 of the Merger Agreement.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Section 6 Convertible Equity Instruments Amendment. The Company and each Stockholder that is a holder of Convertible Equity Instruments agrees that in accordance with Section 4(b) therein, and together with (when delivered) the consent agreement of the holders listed on Schedule 8.2(f) of the Merger Agreement, to be entered into by such holders and the Company following the execution and delivery of the Merger Agreement and prior to the Closing, the Convertible Equity Instruments are hereby amended to the extent necessary such that, if the Closing occurs, all the Convertible Equity Instruments shall automatically (without any further action on the part of the Company, such Stockholder or any other investor or other holder of a Convertible Equity Instrument) convert into shares of Company Common Stock as of immediately prior to the Effective Time in accordance with Section 2.1(a) of the Merger Agreement, and for the avoidance of doubt, if the Closing occurs, the Stockholders waive the right in the proviso to Section 2(b) of the Convertible Equity Instruments to convert into cash in connection with a Change of Control or Dissolution Event with respect to the Transactions. Any other provisions of the Convertible Equity Instruments that have not been amended hereby shall remain in full force and effect.

Section 7. Lock-Up Agreement. For the avoidance of doubt, the undersigned represents, warrants, agrees and acknowledges that the Lock-Up Agreement delivered by the undersigned to the Acquiror on or prior to the date of this Amendment shall, upon execution of this Amendment, remain binding upon the holder of shares of Company Capital Stock signatory thereto in accordance with its terms and, upon the Closing, shall be effective in accordance with its terms.

Section 8. General.

8.1. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to Acquiror:

CF Finance Acquisition Corp. III

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CFFinanceIII@cantor.com

with a copy to (which shall not constitute notice):

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Kenneth A. Lefkowitz
Facsimile: +1 212 299-6557
Email: ken.lefkowitz@hugheshubbard.com

If to the Company:

AEye, Inc.

1 Park Pl

Dublin, CA 94568

Email: blacorte@aeye.ai

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Email: jonathan.axelrad@us.dlapiper.com; jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com
Attention: Jonathan Axelrad; Jeffrey Selman; John Maselli

If to a Stockholder, at such Stockholder’s address set forth on Schedule I with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Email: jonathan.axelrad@us.dlapiper.com; jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com
Attention: Jonathan Axelrad; Jeffrey Selman; John Maselli

8.2. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

8.3. Entire Agreement. This Agreement supersedes the Prior Agreement. This Agreement, including the documents and the instruments referred to herein, together with the Merger Agreement and each Ancillary Agreement to which a Stockholder is a party constitute the entire agreement among the parties to this Agreement with respect to the Transactions and supersede any other agreements whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between such parties except as expressly set forth in this Agreement, the Merger Agreement and each Ancillary Agreement to which a Stockholder is a party.

8.4. Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

8.5. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

8.6. Failure or Delay Not Waiver; Remedies Cumulative. No provision of this Agreement may be waived except by a written instrument signed by the party against whom such waiver is to be effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay on the party of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any Stockholder without the prior written consent of Acquiror. Acquiror may assign its rights, interests or obligations under this Agreement to any of its Affiliates in conjunction with a valid assignment of its rights, interests or obligations under the Merger Agreement. Any purported assignment in violation of the preceding two sentences shall be null and void ab initio. Subject to this Section 8.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

8.8. Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

8.9. Enforcement.

(a) Stockholder expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Acquiror’s interest in, and value of, the Company’s business (including the goodwill inherent therein) and (ii) Acquiror would not have entered into the Merger Agreement and this Agreement or consummate the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

(b) The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(c) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.9, Acquiror shall not in any respect waive its rights to seek any other form of relief that may be available to it under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require Acquiror to institute any Action for (or limit Acquiror’s right to institute any Action for) specific performance under this Section 8.9 prior to pursuing any other form of relief referred to in the preceding clause (i).

8.10. Costs and Expenses. Each party to this Agreement will pay his, her or its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

8.11. No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as provided otherwise in Section 2, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement and except as provided otherwise in Section 2, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.11.

8.12. Publicity.

(a) All press releases or other public communications of any Stockholder relating to this Agreement and the Transactions shall be subject to the prior written approval of Acquiror, which approval shall not be unreasonably withheld; provided, that no Stockholder shall be required to obtain consent pursuant to this Section 8.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 8.12(a); provided, however, nothing herein shall prohibit Stockholder from indicating that it was an early investor in the Company.

(b) The restriction in Section 8.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Stockholder making the announcement shall use its reasonable efforts to consult with Acquiror in advance as to its form, content and timing.

8.13. Termination. This Agreement shall terminate on the earlier to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that no termination of this Agreement shall relieve or release any Stockholder from any obligations or liabilities arising out of such Stockholder’s breaches of this Agreement prior to such termination.

8.14. Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity as a director (including “director by deputization”), board observer, officer or employee of the Company, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by such Stockholder or any representative of Stockholder, as applicable, serving as a director of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director of the Company or any Subsidiary of the Company (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors of the Company with respect to the Merger and the other Transactions).

8.15 References to the Stockholder Support Agreement. After the date of this Agreement, all references to “this Agreement,” “the transactions contemplated by this Agreement,” “the Stockholder Support Agreement” and phrases of similar import, shall refer to the Amended and Restated Stockholder Support Agreement (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to February 17, 2021).

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholder Support Agreement as of the date first written above.

CF FINANCE ACQUISITION CORP. III

By:
Name:
Title:

AEYE, INC.

By:
Name:
Title:

[Signatures continue on following pages]

[Signature Page to Amended and Restated Stockholder Support Agreement by and among CF Finance Acquisition Corp. III, AEye, Inc. and the stockholders of AEye, Inc. party thereto]

[STOCKHOLDER]

[STOCKHOLDER]

[Add additional signature blocks as needed]

[Signature Page to Amended and Restated Stockholder Support Agreement by and among CF Finance Acquisition Corp. III, AEye, Inc. and the stockholders of AEye, Inc. party thereto]

SCHEDULE I

Stockholder & Notice Address	Shares and class of Company Capital Stock	Company Options	Company RSUs	Company Warrants (by class)	Beneficial or Record Ownership
[●]	[●]	[●]	[●]	[●]	[●]
[●]	[●]	[●]	[●]	[●]	[●]
[●]	[●]	[●]	[●]	[●]	[●]
[●]	[●]	[●]	[●]	[●]	[●]

Exhibit A

Form of Spousal Consent

AMENDED AND RESTATED STOCKHOLDER SUPPORT AGREEMENT

AND LOCK-UP AGREEMENT SPOUSAL CONSENT

I ____________________, spouse of ____________________, have read and approve the foregoing Amended and Restated Stockholder Support Agreement, dated as of the date hereof, and that certain Lock-Up Agreement, dated as of [DATE], by and among my spouse, CF Finance Acquisition Corp. III, and AEye, Inc. (collectively, the “Agreements”). In consideration of the terms and conditions as set forth in the Agreements, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreements, and agree to be bound by the provisions of the Agreements insofar as I may have any rights or obligations in the Agreements under the community property laws or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreements.

Date

Signature of Spouse

Printed Name of Spouse

WITNESSED BY:

Date

Signature

Printed Name